Exhibit 99.1: Press Release of Paychex, Inc. Dated September 21, 2004

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406.

Access the Webcast of the Paychex, Inc. First Quarter Earnings Release Conference Call scheduled for September 22, 2004 at
     10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS

ROCHESTER, NY, September 21, 2004 — Paychex, Inc. (NASDAQ:PAYX) today announced record net income of $87.7 million, or $.23 diluted earnings per share, for the quarter ended August 31, 2004, a 9% increase over net income of $80.3 million, or $.21 diluted earnings per share, for the first quarter last year. Total revenues were $345.0 million, a 12% increase over $309.3 million for the prior year first quarter.

SERVICE REVENUES

For the quarter ended August 31, 2004, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $334.2 million, an increase of 13% over $295.9 million for the prior year first quarter.

Payroll service revenue increased 10% in the first quarter of fiscal 2005 to $280.4 million. Positive year-over-year growth in Payroll service revenue resulted from organic client base growth, increased utilization of ancillary services, and price increases. As of August 31, 2004, 89% of all clients utilized the Company’s tax filing and payment services and 63% utilized employee payment services. Major Market Services revenue increased 30% for the first quarter to $41.0 million.

Human Resource and Benefits service revenue increased to $53.8 million for the first quarter of fiscal 2005, a year-over-year increase of 30%. The increase reflects growth in clients for Retirement Services, growth in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services, and the benefit of revenue from the April 2004 acquisition of Stromberg Time and Attendance products. Retirement Services revenue increased 17% year-over-year in the first quarter to $20.9 million. Administrative fee revenue from PAS and PEO products increased 48% in the first quarter to $16.0 million.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients decreased 19% in the first quarter of fiscal 2005 to $10.8 million, which was consistent with the Company’s expectations. The decrease was attributable to lower net realized gains on the sale of available-for-sale securities and lower average interest rates earned, partially offset by higher average portfolio balances resulting from client base growth. Average portfolio balances for the first quarter of fiscal 2005 were $2.5 billion compared with $2.3 billion in the prior year quarter. The average interest rates earned by the funds held for clients portfolio were 1.7% for the first quarter of fiscal 2005, compared with 1.9% for the first quarter of fiscal 2004. Net realized gains included in interest on funds held for clients were $.2 million for the first quarter of fiscal 2005, compared with net realized gains of $2.7 million for the prior year period.

CONSOLIDATED EXPENSES AND OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 11% in the first quarter over the prior year quarter. The increase is due to increases in personnel, information technology, and other costs to support the organic growth of the Company. Higher professional services expenses related to pending legal matters also contributed to the increase in the first quarter.

For the quarter ended August 31, 2004, operating income was $128.7 million, an increase of 12% over the same period last year. Operating income growth continues to be impacted by the lower average interest rates earned by the funds held for clients portfolio. Operating income (excluding interest on funds held for clients) increased 16% year-over-year in the first quarter to $117.9 million. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 35% for the first quarter of fiscal 2005, compared with 34% for the respective prior year period.

INVESTMENT INCOME, NET

Investment income, net, decreased 43% year-over-year in the first quarter to $2.3 million, which was consistent with the Company’s expectations. The decrease is due to lower net realized gains on the sale of available-for-sale securities and lower average interest rates earned, offset somewhat by higher average portfolio balances. Average portfolio balances for the corporate investment portfolio were approximately $529 million for the first quarter of fiscal 2005, compared with $386 million in the prior year period. The average interest rates earned for the corporate investment portfolio were 1.8% for the first quarter of fiscal 2005, compared with 2.8% in the prior year period. There were no net realized gains included in investment income in the first quarter of fiscal 2005, compared with $1.5 million in the prior year period.

INCOME TAXES

The effective income tax rate was 33.0% for the quarter ended August 31, 2004, compared with 32.5% for the same period last year. The increase in the effective tax rate is the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “Fiscal 2005 is off to a good start as our financial results for the first quarter were in line with our expectations. We remain focused on growing our client base, increasing utilization of our ancillary services, and improving our profit margins. Estimated total revenue growth for fiscal 2005 is expected to be in the range of 9% to 11%, accompanied by net income growth in the range of 16% to 18%. In addition, we expect that growth in operating income, excluding interest on funds held for clients, expense charges in fiscal 2004 for pending legal matters, and the net incremental PEO revenue benefit recognized in fiscal 2004, to be in excess of 15%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent Form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, effective execution of expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possibility that internal control weaknesses may be identified during control reviews; potential unfavorable outcomes related to pending legal matters; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in the market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended
	August 31,	August 31,
	2004	2003
Revenues:
Service revenues	$334,203	$295,918
Interest on funds held for clients	10,772	13,335

Total revenues	344,975	309,253

Operating costs	80,346	71,671
Selling, general, and administrative expenses	135,961	122,504

Operating income	128,668	115,078

Investment income, net	2,259	3,949

Income before income taxes	130,927	119,027

Income taxes	43,206	38,684

Net income	$87,721	$80,343

Basic earnings per share	$.23	$.21

Diluted earnings per share	$.23	$.21

Weighted-average common shares outstanding	378,107	376,836

Weighted-average shares assuming dilution	379,706	378,815

Cash dividends per common share	$.12	$.11

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2004	2004
ASSETS
Cash and cash equivalents	$213,133	$219,492
Corporate investments	379,735	304,348
Interest receivable	18,027	22,564
Accounts receivable, net	165,770	135,764
Deferred income taxes	16,898	25,646
Prepaid income taxes	—	1,962
Prepaid expenses and other current assets	21,912	16,938

Current assets before funds held for clients	815,475	726,714
Funds held for clients	2,456,867	2,553,733

Total current assets	3,272,342	3,280,447
Other assets	8,175	8,207
Property and equipment, net	171,573	171,346
Intangible assets, net	80,976	84,551
Goodwill	405,689	405,652

Total assets	$3,938,755	$3,950,203

LIABILITIES
Accounts payable	$24,583	$22,589
Accrued compensation and related items	88,191	87,344
Deferred revenue	3,829	3,650
Accrued income taxes	29,236	—
Legal reserve	35,047	35,047
Other current liabilities	20,371	18,049

Current liabilities before client fund deposits	201,257	166,679
Client fund deposits	2,449,484	2,555,224

Total current liabilities	2,650,741	2,721,903
Deferred income taxes	14,758	14,396
Other long-term liabilities	17,884	13,931

Total liabilities	2,683,383	2,750,230

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares Issued: 378,196 at August 31, 2004 and 377,968 at May 31, 2004	3,782	3,780
Additional paid-in capital	231,756	227,164
Retained earnings	1,014,079	971,738
Accumulated other comprehensive income/(loss)	5,755	(2,709)

Total stockholders’ equity	1,255,372	1,199,973

Total liabilities and stockholders’ equity	$3,938,755	$3,950,203

(A)	The combined funds held for clients and corporate investment portfolio available-for-sale securities balances reflect net unrealized gains of $9.1 million at August 31, 2004, compared with net unrealized losses of $4.2 million at May 31, 2004. During the first three months of fiscal 2005, the net unrealized gain/(loss) position ranged from a net unrealized loss of $7.5 million to a net unrealized gain of $9.1 million. The net unrealized gain position of the Company’s investment portfolios was approximately $9.5 million at September 17, 2004.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions will not be amortized, but will be tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.